Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153314, 333-146108 and 33-81976 on Form S-3, and Registration Statement Nos. 333-143554 and 333-141919 on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries, and the effectiveness of TEPPCO Partners, L.P. and subsidiaries’ internal control over financial reporting, and did not include the internal control over financial reporting of the operations related to the 2008 acquisitions of Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr. and Horizon Maritime, L.L.C., appearing in this Annual Report on Form 10-K of TEPPCO Partners, L.P. for the year ended December 31, 2008.

/s/  Deloitte & Touche LLP

Houston, Texas
March 2, 2009